SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 21, 2009

Strategic Hotels & Resorts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 21, 2009, the compensation committee of the board of directors of Strategic Hotels & Resorts, Inc. (the “Company”) approved a cash bonus of $100,000 (the “Bonus”) to James E. Mead, the Company’s chief financial officer, in lieu of any equity awards that Mr. Mead was eligible to receive for the 2009 fiscal year pursuant to his employment agreement. Mr. Mead will receive the Bonus on or before January 15, 2010.

Item 8.01	Other Events.

As previously reported, on December 15, 2009, a wholly-owned subsidiary of the Company entered into a share purchase agreement pursuant to which the Company agreed to sell the hotel commonly known as the Renaissance Paris Hotel Le Parc Trocadero (the “Hotel”) to the buyer named therein for approximately €35.5 million (or approximately $51.5 million) subject to certain working capital adjustments. On December 21, 2009, the Company closed on its disposition of the Hotel. A copy of the related press release announcing such closing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated December 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 23, 2009
STRATEGIC HOTELS & RESORTS, INC.

	By:	/S/ STEPHEN M. BRIGGS
	Name:	Stephen M. Briggs
	Title:	Senior Vice President, Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 22, 2009.